EXHIBIT 10(3)



                         DESCRIPTION OF
               ANNUAL INCENTIVE COMPENSATION PLAN




     The Annual Incentive Compensation Plan is intended to recognize key employees for major contributions to the Company and will yield cash awards based on how well the Company performs financially. When the Company's financial targets are met or exceeded, incentive cash awards are payable on an annual basis. A threshold Return on Average Capital Employed (ROACE) must be achieved by the Company before awards are made. The threshold ROACE is established by the Executive Compensation Committee at the beginning of the year along with an award target expressed as a percentage of salary based on competitive data. The size of an award is determined by the amount by which the threshold ROACE is exceeded and the position and performance of the individual.